Exhibit 99.1

NEWS RELEASE
CONTACT:
Gary S. Maier
Vice President, Corporate Communications & IR
310-972-5124

MOTORCAR PARTS OF AMERICA INTENDS TO NOMINATE JACK LIEBAU
TO STAND FOR ELECTION TO ITS BOARD

Nominee Offers Investor and Public Company Director Perspective
 and Extensive Automotive Aftermarket Experience

LOS ANGELES, CA – June 10, 2024 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced that its board of directors intends to nominate F. Jack Liebau, Jr. to stand for election to the company’s board at the company’s 2024 annual meeting of shareholders, in furtherance of the board’s commitment to refreshment.

Mr. Liebau is an accomplished investor and public company director. He has nearly 40 years of experience investing in public companies for leading institutional asset managers, including Primecap Management Company, The Capital Group, Davis Funds and Roundwood Asset Management, where he served as the firm’s president and chief executive officer. Mr. Liebau also has significant public company director experience. He currently serves as chairman of the board of two publicly traded automotive products companies, Myers Industries, Inc. (NYSE: MYE) and Strattec Security Corp. (Nasdaq: STRT), and previously served on the board of The Pep Boys—Manny, Moe & Jack (formerly NYSE: PBY), a nationwide auto parts retailer. Mr. Liebau has been nominated or recommended by shareholders to serve on these and other boards and possesses a valuable institutional investor perspective.

“Jack’s experience as a director of other automotive aftermarket companies will enable him to provide valuable insights as Motorcar Parts of America continues to execute its strategic growth plans,” said Selwyn H. Joffe, chairman, president and chief executive officer of Motorcar Parts of America. “Equally important, as a former portfolio manager and securities analyst, Jack has a keen understanding of the mindset of institutional investors and an appreciation for how companies can drive long-term shareholder value. We are looking forward to nominating Jack to the board and to benefiting from his expertise.”

“We appreciate the shareholder feedback we have received  with regard to identifying and evaluating potential director candidates during our refreshment process,” added Barbara L. Whittaker, independent director and chair of the board’s Nominating and Governance Committee. “This process is ongoing, and we expect to report further developments in the coming weeks and months. We continue to welcome shareholder perspectives and recommendations with respect to board composition and director candidates.”

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The board will disclose its full slate of directors in its proxy statement for the 2024 Annual Meeting of Shareholders. The board does not anticipate an increase in the size of the board.

“I look forward to serving and helping to build long-term shareholder value,” said Jack Liebau. “With its leading market position, scalable infrastructure, strong customer relationships and commitment to innovation, the company is well positioned to deliver sustainable and profitable growth. I will be a strong voice for shareholder interests in the boardroom as the leadership team works to capitalize on the company’s many advantages and deliver long-term shareholder value.”

About F. Jack Liebau, Jr.

Mr. Liebau is an experienced public company investor and director. He currently serves as Managing Director of Beach Investment Counsel, Inc., an investment management company, a role he has held since 2020. Previously, Mr. Liebau served as president and chief executive officer of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s (formerly NYSE: Y) insurance companies. Before that, he served as Portfolio Manager and Partner of both Davis Advisors and Primecap Management Company, both leading investment management firms. He began his investment career as a Financial Analyst at The Capital Group.

Liebau’s current and former directorships include: chairman and director of Myers Industries (NYSE: MYE), a diversified material-handling and tire supply business; chairman and director of Strattec Security Corporation (Nasdaq: STRT), a manufacturer of automotive access control products; director of BNY Mellon ETF Trust; non-executive board chair and member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors; director of MuxIP, a private software business serving media companies; director and CFO of the Edwin Gregson Foundation; former director of The Pep Boys—Manny, Moe & Jack (formerly NYSE: PBY), a nationwide auto parts retailer; former director of Herley Industries, Inc. (formerly Nasdaq: HRLY), a defense technology company; former director of Media General, Inc. (formerly NYSE: MEG), then-owner of newspapers and television stations; former Vice President of Andover Alumni Council and former director of Kidspace Children’s Museum.

Mr. Liebau holds an A.B. in Economics from Stanford University.

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About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearings and hub assemblies, brake calipers, brake pads, brake rotors, brake master cylinders, brake power boosters, turbochargers, and diagnostic testing equipment utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States, Canada, and Mexico, with facilities located in California, New York, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada. In addition, the company’s electrical vehicle subsidiary designs and manufactures testing solutions for performance, endurance, and production of multiple components in the electric power train – providing simulation, emulation, and production applications for the electrification of both automotive and aerospace industries, including electric vehicle charging systems. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2023 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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